Exhibit 10.192

FOURTH AMENDMENT TO CONTRIBUTION AGREEMENT

This FOURTH AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is effective as of 22nd day of March 2022 (the “Amendment Date”) by and among Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Operating Partnership”), and RLC-VI Lakewood, LLC, a Colorado limited liability company (the “Contributor”).

WHEREAS, Contributor and Operating Partnership entered into that certain Contribution Agreement dated December 30, 2021 as amended by the First Amendment to Contribution Agreement dated February 23, 2022, and as amended by the Second Amendment to Contribution Agreement dated March 3, 2022, and as Amended by the Third Amendment to the Contribution Agreement dated March 15, 2022 (collectively, the “Agreement”) for the contribution of a 142-room hotel business known as the Fairfield Inn & Suites Denver Southwest Lakewood located at 3605 S. Wadsworth Boulevard, Lakewood, Colorado 80235-2012 (the “Property”);

WHEREAS, during the course of Operating Partnership and Contributor closing the Contributor has proposed a cash shortfall, restricting its ability to timely Close;

WHEREAS, the parties have agreed to a short term loan advance allowing Contributor to timely secure proceeds paying or reimbursing the Operating Partnership for cash needs identified by the Contributor.

NOW THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Capitalization. All capitalized terms used herein will have the meanings ascribed to those terms in the Agreement, unless otherwise specified herein.

2.Tranche B Advance. The Operating Partnership shall receive additional loan proceeds from its lender not to exceed $1,235,000 (the “Tranche B”), of which, the Contributor may access as a preferential advance on the following conditions:

a.

Title. Any amounts needed to ensure conveyance of clean, unencumbered, lien free title to both the Fixtures and Personal Property and real Property as submitted by any such vendor, contractor, or sub-contractor in due course of construction or preparation for opening; items will be repaid from Lender to such claimant promptly after submission.

b.

Operational Shortfalls. Any items related to the reasonable operation of the Property and Business, whether identified by the Manager, the Operating Partnership, or the Contributor to comply with brand standards or industry standards when compared to similar select service hotel business.

c.	Guarantees. Subject to the terms of the Operating Partnership’s loan documents, Contributor shall provide a joint and several limited personal guarantee.

3.Tranche B Repayment. Contributor shall pay all amounts incurred, used, or disbursed for the benefit of the Contributor, or applied to Contributor obligations, consistent with and not to exceed the Tranche B (as defined in the term sheet and subsequent loan documents). Any Tranche B amounts drawn and then unpaid before the maturity date for Tranche B as defined in the loan documents are subject to the remedies under Section 4 below. For the avoidance of doubt, the Contributor’s repayment obligation includes all amounts resulting from the Tranche B borrowing, inclusive of fees, costs, interest, principle, and all other amounts incurred or accrued as a direct or indirect result of the Tranche B borrowing. It is the intention of the parties that the Tranche B borrowing will be at no cost or expense to the Operating Partnership.

4.Remedies. In addition to the remedies under the Agreement, (1) any of the Tranche B that is not repaid before the maturity date for Tranche B as defined in the loan documents will be subject to a 1.75:1 offset at the time of conversion and (2) the Applicable Cap Rate shall increase to 8.75%.

5.Closing. The Closing shall occur on March 29, 2022.

6.Conflict; Counterparts.  In the event of any conflict between the terms of this Amendment and the Agreement, this Amendment shall control. This Amendment may be executed in multiple counterparts via facsimile or email in .PDF format, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Amendment.

7.Successors and Assigns.  This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, administrators, and assigns.

8.Ratification.  Except as set forth above, the terms of the Agreement are hereby ratified and confirmed in their entirety.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

RLC-VI Lakewood, LLC
a Colorado limited liability company

By:	/s/ Stephen Mills
Stephen Mills, Manager

[OPERATING PARTNERSHIP’S SIGNATURE PAGE TO FOLLOW]

OPERATING PARTNERSHIP:

LODGING FUND REIT III OP, LP
A Delaware limited partnership

By: Lodging Fund REIT III, Inc.
Its: General Partner

By:	/s/ David R. Durell
Name: David R. Durell
Title: Chief Investment Officer

EXHIBIT D

TO

CONTRIBUTION AGREEMENT

TOTAL CONSIDERATION

Total Consideration pursuant to Section 2.8 of the Agreement shall be $19,400,000, consisting of:

$12,610,000 of new debt.

$6,238,000 in Series T Limited Units, equivalent to 623,800 Series T Limited Units

$552,000 of available closing proceeds, which the use and disbursement thereof, shall be subject to the review and discretion of the Operating Partnership.

Distributions pursuant to Section 2.11 of the Agreement shall be:

Years 1-3 Distribution Schedule Payable as cash distributions 14, 26, and 38 months post-closing
Distribution Amount	Condition
1%	If NOI is equal to or greater than 70% but less than 80% of Base Year NOI
2%	If NOI is equal to or greater than 80% but less than 90% of Base Year NOI
3%	If NOI is equal to or greater than 90% but less than 100% of Base Year NOI
4%	If NOI is equal to or greater than 100% but less than 110% of Base Year NOI
5%	If NOI is equal to or greater than 110% but less than 120% of Base Year NOI
6%	If NOI is equal to or greater than 120% of Base Year NOI

The number of Common Limited Units in the Operating Partnership shall be determined based on the formula below, which shall constitute the Series T Value.  The Series T Value shall be determined upon (i) the Contributor’s election of either 36 of 48 months after the Closing Date or (ii) the sale of (a) the Property or (b) substantially all of the Operating Partnership’s assets, and if either (a) or (b) occur before asset stabilization (but this exception does not apply beyond month 36) then then the Operating Partnership shall order an appraisal to obtain the projected stabilized opinion of value (the "Special Valuation”), whereby the Operating Partnership shall use the Special Valuation stabilized NOI provided in the Special Valuation, applicable to the timing elected by the Contributor per the Conversion Formula, multiplied the Applicable Cap Rate of 8.25%, the foregoing is subject to approval by the Board of Directors and if not obtained the Contributor may terminate.

Conversion Valuation Formula means the Applicable Cap Rate (8.25%, which is subject to paragraph 4) when applied to the then current trailing 12 month net operating income of the Contributed Asset, less amounts incurred or accrued by the Partnership for (i) any funds advanced as cash at closing (ii) the Original Loan Balance, (iii) loan assumption or origination fees and related expenses, (iv) if applicable, costs of prepayment or defeasance and related expenses, (v) PIP and capital expenditures, (vi) operating cash infused by the General Partner and/or Partnership, (vii) any shortfall of the 10% minimum cumulative yield on General Partner’s invested capital, and (viii) any other unrealized or unreimbursed costs of operating the Contributed Asset.

Applicable Cap Rate shall mean:   8.25%

“12 month net operating income of the Contributed Asset” shall mean: (a) the Gross Revenue of the Property, minus (b) Operating Expenses for the Property, for the current trailing twelve (12)-month period.

“Gross Revenue” shall include the following amounts recorded in accordance with generally accepted accounting principles consistently applied:

(a)The entire amount of the price charged, whether wholly or partly for cash or on credit, or otherwise, for the rental of all rooms, suites, conference rooms, restaurants, banquet facilities, and any other facilities and for all goods, wares, and merchandise sold, leased, licensed, or delivered, and all charges for services sold or performed in, at, upon, or from any part of, the Property;

(b)All gross income from parking fees and valet service fees billed to guests of or visitors to the Property or any transient use of parking facilities by anyone;

(c)Without duplication, all deposits received and not refunded to the person or entity making the deposit in connection with any transactions at such time as the Operating Partnership becomes entitled to such deposit or the expiration of one (1) year from the date of such deposit, whichever first occurs;

(d)In-room entertainment services, communication services, Internet services, in-room masseur/masseuse services, and the like, if charged to a guest of the Property.

“Operating Expenses” shall mean: all of the ordinary and normal expenses of operation of the Property, determined on an annualized accrual basis, including annualized property taxes and property assessed clean energy (“PACE”) loan payments, insurance premiums (or taxes and/or insurance impounds, if taxes and/or insurance are impounded by Lender), reserve account equal to four percent (4%) of Gross Revenue for furniture, fixtures and equipment reserves, franchise fees and royalties, telephone and internet expenses, administrative and general expenses, management fees, utilities, repair and maintenance, salaries and wages, and advertising and marketing expenses; provided, however, that Operating Expenses will not include:

a.	depreciation and amortization;
b.	non-cash items;
c.	all capital items or expenditures, including construction costs and professional fees and other expenses relating thereto and any amortization thereof;
d.	costs of repair or restoration after a casualty or condemnation;
e.	debt service payments made to lenders;
f.	income or franchise taxes; and
g.	extraordinary one-time expenses that are not reasonably expected to be incurred in future periods.

“Net Cash Flow” means the Property Net Operating Income (including any FF&E Reserves) less Principal and Interest, less any distributions provided on T-Unit Equity, less Borrower’s Fund Level Expenses attributable to Property.

“Combined Yield” defined as the sum of Borrower’s 10% annual returns plus Borrower’s share of Distributable Cash, divided by all of Borrower’s invested capital, annualized.